                                                                EXHIBIT (a)(1)

                              CREDIT SUISSE FIRST BOSTON
                                Eleven Madison Avenue
                               New York, New York 10010

                                 NATIONSBANK, N.A.
                                  767 Fifth Avenue
                              New York, New York 10153

                             BANQUE NATIONALE DE PARIS
                                  499 Park Avenue
                              New York, New York 10022



Bruckmann, Rosser, Sherrill & Co., Inc.
126 East 56th Street
New York, New York 10022

Attention: Mr. Bruce Bruckmann
           Mr. Steve Sherrill


                                                                February 2, 1998

                                      Project Q
                           Senior Secured Credit Facilities
                                  Commitment Letter



Ladies and Gentlemen:

          You have advised Credit Suisse First Boston ("CSFB"), NationsBank, N.A. ("NB") and Banque Nationale de Paris ("BNP" and, together with CSFB and NB, "we" or "us") that a corporation (the "Acquiror") to be established by you intends to acquire (the "Acquisition") all of the issued and outstanding shares of capital stock (other than the Rollover Stock (as defined below)) of MEDIQ Incorporated, a Delaware corporation (the "Company" or "Holdco"), for a purchase price of $14.50 (consisting of $13.75 of cash and $0.75 of Senior Preferred Stock (as defined below)) per share of common stock pursuant to an acquisition agreement (the "Acquisition Agreement") to be entered into between the Acquiror and the Company. We understand that in connection with the Acquisition you will refinance all outstanding debt of the Company (other than $3.3 million of capital leases).

You have further advised us that in connection with the Acquisition (i) you will make or cause to be made a cash equity contribution (the "Equity Contribution") to the Acquiror in exchange for all its outstanding capital stock, (ii) the Company will establish a new, wholly owned subsidiary ("Sub" or the "Borrower") to which it will contribute all of the Company's assets, (iii) the Acquiror will merge with and into the Company (the "Merger"), (iv) certain existing stockholders of the Company will rollover one million shares of common stock of the Company (the "Rollover Stock") into new equity of the Company (the "Rollover Equity"), (v) upon consummation of the Merger, the Company will have four classes of capital stock outstanding, senior preferred stock (the "Senior Preferred Stock"), rollover preferred stock (the "Rollover Preferred Stock"), junior preferred stock (the "Junior Preferred Stock" and, collectively with the Senior Preferred Stock and the Rollover Preferred Stock, the "Preferred Stock")and common stock, (vi) the existing stockholders of the Company will receive $20.0 million ($0.75 per share of common stock) of Senior Preferred Stock, (vii) the Company will issue senior discount debentures for aggregate gross proceeds of $30 million (the "Discount Debentures"), (viii) the Borrower will obtain senior secured credit facilities (the "Facilities") described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet") in an aggregate principal amount of $225 million (consisting of $175 million of term facilities and a $50 million revolving credit facility (of which $1.7 million will be drawn at closing)) and (ix) the Borrower will issue senior subordinated notes (the "Notes") in an aggregate principal amount of $200 million pursuant to a Rule 144A/Regulation S distribution (the "Note Offering") or, in lieu thereof, obtain certain bridge loans ("Bridge Loans") in such principal amount (the Acquisition and the foregoing transactions are collectively referred to herein as the "Transactions"). We understand that you intend to account for the Acquisition using recapitalization accounting. The approximate sources and uses of the funds necessary to consummate the Transactions have been provided to us in connection herewith. You have requested that (i) we agree to structure, arrange and syndicate the Facilities,
(ii) we commit to provide the Facilities and (iii) BNP serve as administrative agent therefor.

   In connection with the foregoing, (i) CSFB is pleased to advise you of its commitment (the "CSFB Commitment") to provide 25% of the aggregate principal amount of the Facilities, (ii) NB is pleased to advise you of its commitment (the "NB Commitment") to provide 25% of the aggregate principal amount of the Facilities and (iii) BNP is pleased to advise you of its commitment (the "BNP Commitment" and, together with the CSFB Commitment and the NB Commitment, the "Commitments") to provide 50% of the aggregate principal amount of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Term Sheet and in Exhibit B hereto (the "Conditions"). The CSFB Commitment, the NB Commitment and the BNP Commitment will be allocated pro rata among the Facilities. You hereby appoint BNP to act, and BNP hereby agrees to act, as exclusive advisor and arranger (in such capacities, the "Arranger") for the Facilities on the terms set forth or referred to in this Commitment Letter and in the Term Sheet.

   It is agreed that (i) BNP will act as the sole and exclusive administrative agent (in such capacity, the "Administrative Agent") for the Facilities, (ii) NB will act as the sole and exclusive syndication agent (in such capacity, the "Syndication Agent") for the Facilities and (iii) CSFB will act as the sole and exclusive documentation agent (in such capacity, the "Documentation Agent") for the Facilities, and that each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised in such roles. You agree that no other agents, advisors, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

   We intend to syndicate the Facilities to a group of financial institutions (together with us, the "Lenders") identified by us in consultation with you. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to assist, and to cause the Company to assist, us in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts, and your causing the Company to use commercially reasonable efforts, to ensure that the syndication efforts benefit materially from your and its existing lending relationships, (b) direct contact between senior management and advisors of you and the proposed Lenders (and your using commercially reasonable efforts to cause direct contact between senior management and advisors of the Company and the proposed Lenders), (c) assistance by you and the Company in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with us, of one or more meetings with prospective Lenders.

   It is understood and agreed that we shall be entitled, prior to the effectiveness of the Facilities, to change the allocation of commitments between the Tranche A Facility and the Tranche B Facility (as such terms are defined in the Term Sheet) and to add additional tranches in order to facilitate the successful syndication of the Facilities (provided that the aggregate principal amount of the Facilities remains the same).

   BNP will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, what titles (if any) they will be awarded, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist us in our syndication efforts, you agree promptly to provide to us all information with respect to the Borrower and the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that, based on your review and analysis, to your knowledge (a) all written information other than the Projections (the "Information") that has been or will be made available to any of us by you or any of your representatives in connection with the Transactions has been or will be reviewed and analyzed by you in connection with the performance of your own due diligence and, as supplemented as contemplated by the next sentence, is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were or are made and (b) all Projections that have been or will be made available to any of us by you or any of your representatives in connection with the Transactions have been or will be prepared in good faith based upon what you believe to be reasonable assumptions.

You agree to supplement the Information and the Projections from time to time until the completion of the syndication so that the representation and covenant in the preceding sentence remain correct without regard to when such Information and Projections were made available. You understand that in arranging and syndicating the Facilities, we may use and rely on the Information and the Projections without responsibility for independent verification thereof.

   As consideration for the Commitments hereunder and our agreements to perform the services described herein, you agree to pay to us the nonrefundable fees set forth in the Term Sheet and in the Senior Secured Credit Facilities Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

   You agree to reimburse us and our respective affiliates, upon request made from time to time, for our reasonable fees and expenses incurred in connection with Facilities and the preparation, execution and delivery of any related documentation and the activities thereunder or contemplated thereby, including without limitation due diligence expenses, syndication expenses, consultants' fees and expenses and the reasonable fees and expenses of counsel to us and our respective affiliates, whether incurred before or after the execution of this letter; provided, however, that there shall be no obligation to reimburse any costs and expenses of us or our affiliates hereunder, including due diligence expenses, syndication expenses, consultants' fees and expenses and fees and expenses of our counsel, (i) in excess of $250,000 (in the aggregate under this letter) in the event that the Acquisition Agreement is terminated and you do not receive any fees or reimbursement thereunder or (ii) in the event that the Acquisition Agreement is terminated and you pay to us the amounts described in the sixth paragraph of the Senior Secured Credit Facilities Fee Letter.

   You hereby agree to indemnify and hold harmless CSFB, NB, BNP, their respective affiliates and their respective officers, directors, employees, agents, advisors and controlling persons (each, an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each such Indemnified Person for any reasonable legal or other expenses as they are incurred in connection with investigating or defending any of the foregoing; provided, however, that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined by a court of competent jurisdiction not subject to further appeal to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

   No Indemnified Person shall be liable for any indirect or consequential damages in connection with its obligations hereunder or its activities related to the Facilities.

   This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any other agreement between us related to this Commitment Letter or the Transactions, including the Term Sheet and the Fee Letter, nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, employees, agents and legal advisors who are directly involved in the consideration of this matter (and then only on a confidential basis) or (b) as may be required by law or compulsory legal process (in which case you agree to inform us promptly thereof prior to any such disclosure); provided, however, that, after your acceptance of this Commitment Letter and the Fee Letter, (i) you may disclose this Commitment Letter, the Term Sheet, the Conditions and the Bridge Fee Letter and their terms and substance, on a confidential basis, to the Company and its directors, officers, employees, agents and legal advisors and (ii) you may disclose the material terms of the Term Sheet and Conditions (but not the Fee Letter) in any offering memorandum or prospectus relating to the Transactions.

   The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment hereunder.

   If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet, the Conditions and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, not later than 5:00 p.m., New York City time, on February 3, 1998. Our commitments and agreements contained herein will expire at such time in the event we have not received such executed counterparts in accordance with the immediately preceding sentence. If the initial borrowing in respect of the Facilities does not occur on or before July 31, 1998, then this Commitment Letter and our commitments and undertakings hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension.

   You agree to cause the Acquiror and the Company (the "Additional Parties") to become parties to this Commitment Letter and the Fee Letter upon or prior to the consummation of the Acquisition by executing and delivering to us counterparts of each such agreement. Each Additional Party will have the same rights, duties and obligations as you as if it were an original signatory hereto and thereto. We agree that, upon such execution and delivery of each such agreement by the Company, you shall be released automatically from all your rights, duties and obligations hereunder and under each such other agreement.

   This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter and CSFB's, NB's and BNP's commitment hereunder shall not be assignable by you without the prior written consent of CSFB, NB and BNP (and any purported assignment without such consent shall be null and void). This letter agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto

(including the Senior Secured Credit Facilities Commitment Letter dated January 14, 1998, among you, CSFB, NB and BNP). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, CSFB, NB and BNP. This Commitment Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into between us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the internal laws of the State of New York.

   We are pleased to have been given the opportunity to assist you in connection with this important financing.

                                  Very truly yours,

                                CREDIT SUISSE FIRST BOSTON,

                                by
                                   ___________________________
                                   Name:
                                   Title:

                                by
                                   ___________________________
                                   Name:
                                   Title:

                                NATIONSBANK, N.A.,

                                by
                                   ___________________________
                                   Name:
                                   Title:

                                by
                                   ___________________________
                                   Name:
                                   Title:


                                BANQUE NATIONALE DE PARIS,

                                by
                                   ___________________________
                                   Name:
                                   Title:

                                by
                                   ___________________________
                                   Name:
                                   Title:


Accepted and agreed to
as of the date first
written above,

BRUCKMANN, ROSSER, SHERRILL & CO., INC.,


by
   _________________________________
   Name:
   Title:

CONFIDENTIAL                                                           Exhibit A
February 2, 1998



                                      Project Q
                          Senior Secured Credit Facilities
                      Summary of Principal Terms and Conditions


Borrower:                MEDIQ Incorporated (the "Company" or "Holdco") will
                         establish a new, wholly owned subsidiary ("Sub" or the "Borrower") to which it will contribute all of the Company's assets.

Acquisition:             A corporation (the "Acquiror") to be established by you
                         will acquire (the "Acquisition") all of the issued and outstanding shares of capital stock (other than the Rollover Stock (as defined below)) of the Company for a purchase price of $14.50 (consisting of $13.75 of cash and $0.75 of Senior Preferred Stock (as defined below)) per share of common stock pursuant to an acquisition agreement (the "Acquisition Agreement") to be entered into between the Acquiror and the Company. In connection with the Acquisition (i) you will make or cause to be made a cash equity contribution (the
                         "Equity Contribution") to the Acquiror in exchange for all its outstanding capital stock, (ii) the Company will contribute all of its assets to Sub, (iii) the Acquiror will merge with and into the Company (the
                         "Merger"), (iv) certain existing stockholders of the Company will rollover one million shares of common stock of the Company (the "Rollover Stock") into new equity of the Company (the "Rollover Equity"), (v) upon consummation of the Merger, the Company will have four classes of capital stock outstanding, senior preferred stock (the "Senior Preferred Stock"), rollover preferred stock (the "Rollover

                         Preferred Stock"), junior preferred stock (the "Junior Preferred Stock" and, collectively with the Senior Preferred Stock and the Rollover Preferred Stock, the "Preferred Stock") and common stock, (vi) the existing stockholders of the Company will receive $20.0 million ($0.75 per share of common stock) of Senior Preferred Stock, (vii) the Company will issue senior discount debentures for aggregate gross proceeds of $30 million (the "Discount Debentures"), (viii) the Borrower will obtain the Facilities and (ix) the Borrower will issue senior subordinated notes (the "Notes") in an aggregate principal amount of $200 million or, in lieu thereof, obtain bridge loans (the "Bridge Loans") in such principal amount (the Acquisition and the foregoing transactions being collectively referred to herein as the "Transactions").

Facilities:              (A)  Two Senior Secured Term Loan Facilities in an
                              aggregate principal amount of $175 million (the
                              "Term Loan Facilities") such aggregate principal amount to be allocated between (a) a Tranche A
                              Term Loan Facility in an aggregate principal amount of $75 million (the "Tranche A Facility") and (b) a Tranche B Term Loan Facility in an aggregate principal amount of $100 million (the
                              "Tranche B Facility").

                         (B) Senior Secured Revolving Credit Facility (the "Revolving Facility" and, together with the Term Loan Facilities, the "Facilities") in an aggregate principal amount not to exceed

                              $50 million (of which an amount to be determined will be available in the form of letters of credit).

Agents: BNP will act as administrative agent (the "Agent"), NB will act as syndication agent and CSFB will act as documentation agent, in each case for a syndicate of financial institutions (the "Lenders"), and will perform the duties customarily associated with such role.

Advisor and         BNP will act as advisor and
Arranger:           arranger for the Facilities (the "Arranger") and will
                    perform the duties customarily associated with such roles.

Purpose:                 (A)  The proceeds of the Term Loan Facilities will be
                              used on the date of the initial funding under the Facilities (the "Closing Date"), together with the
                              Equity Contribution and the proceeds from the issuance of the Discount Debentures and the Bridge
                              Loans or Notes, as the case may be, solely (i) to finance the Acquisition (including the repayment of existing debt) and (ii) to pay related fees and expenses.

                         (B) Thereafter, the proceeds of loans under the Revolving Facility, including the letters of credit, will be used for general corporate purposes.

Availability:            (A)  The full amount of the Term Loan Facilities must
                              be drawn in a single drawing on the Closing Date.
                              Amounts repaid under the Term Loan Facilities may not be reborrowed.

                         (B) Loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility. Amounts repaid under the Revolving Facility may be reborrowed prior to the final maturity provided availability requirements are met. Letters of credit will be available at any time before the fifth business day prior to the final maturity of the Revolving Facility.

Default Rate:            The applicable interest rate plus 2% per annum.

Final Maturity
and Amortization:        (A)  Tranche A Facility

                              The Tranche A Facility will mature on the sixth anniversary of the Closing Date, and will amortize on a quarterly basis and be payable in installments under a schedule to be agreed upon.

                         (B)  Tranche B Facility

                              The Tranche B Facility will mature on the eighth anniversary of the Closing date, and will amortize on a quarterly basis and be payable in installments under a schedule to be agreed upon.

                         (C)  Revolving Facility

                              The Revolving Facility will mature on the sixth anniversary of the Closing Date.

Guarantees:                   All obligations of the Borrower under the
                              Facilities will be unconditionally guaranteed by each existing and each subsequently acquired or organized subsidiary of the Borrower as fully as is permitted by applicable law
                              (provided that no foreign subsidiary shall be required to provide a guarantee to the extent and for so long as to do so would cause adverse tax consequences to the Borrower).

Security:                     The Facilities and the related guarantees will be
                              secured as fully as is permitted by applicable law by substantially all the assets of the Borrower and each existing and each subsequently acquired or organized subsidiary of the Borrower
                              (collectively, the "Collateral"), including but not limited to (a) a first priority pledge of all the capital stock of the each existing and each subsequently acquired or organized subsidiary of the Borrower (which pledge, in the case of any foreign subsidiary, shall be limited to the percentage of the capital stock of such foreign subsidiary that is necessary to avoid adverse tax consequences to the Borrower) and (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each existing and each subsequently acquired or organized domestic (and, to the extent no adverse tax consequences would result, foreign) subsidiary of the Borrower (including but not limited to accounts receivable, inventory, general intangibles, intellectual property, real property, cash and proceeds of the foregoing).

                              All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the

                              Borrower and the Lenders, and, subject to limited exceptions to be agreed upon, none of the Collateral shall be subject to any other pledges, security interests or mortgages.

Interest Rates
and Fees:                     As set forth in Annex I hereto.

Mandatory Prepayment:         Loans under the Term Loan Facilities shall be
                              prepaid with (a) 75% of Excess Cash Flow (to be defined) or, if the Total Debt (to be defined) to pro forma EBITDA of the Company for the preceding
                              12-month period is less than 5.0 to 1.0 (but greater than 0.0), 50% of Excess Cash Flow,
                              (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance and condemnation proceeds), subject to exceptions to be agreed upon, (c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries, subject to exceptions to be agreed upon; provided, that if the Bridge Facility is provided on the Closing Date, the net cash proceeds of a subsequent offering of Notes will be used first to prepay the Bridge Facility, and
                              (d) 100% of the net cash proceeds of issuances of equity securities of the Borrower and its subsidiaries, subject to exceptions to be agreed upon.

                              Except as provided above with respect to the proceeds of the Notes, the above-described mandatory prepayments shall be allocated between the Term Loan Facilities pro rata, subject to the provisions set forth below under the caption "Special Application Provisions".

                              Within each Term Loan Facility, mandatory prepayments shall be applied pro rata to reduce the remaining amortization payments under such Facility.

Special Application
Provisions:                   Except as provided above with respect to the
                              proceeds of the Notes, holders of loans under the Tranche B Facility may, so long as loans are outstanding under the Tranche A Facility, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to prepay loans under the Tranche B Facility shall be used to prepay loans under the Tranche A Facility.

Voluntary Prepayments:        Voluntary prepayments will be permitted in whole
                              or in part, at the option of the Borrower, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period. All voluntary prepayments of the Term Loan Facilities will be applied pro rata to the remaining amortization payments under the Term Loan Facilities.

Representations               Usual for facilities and trans-
and Warranties:               actions of this type and others to be agreed upon.

Conditions Precedent          Usual for facilities and
to Initial Borrowing:         transactions of this type and others to be agreed
                              upon, including but not limited to the conditions set forth on Exhibit B hereto.

Affirmative
Covenants:                    Usual for facilities and transactions of this type
                              and others to be agreed upon, including but not limited to: use of proceeds; maintenance of corporate existence and rights; compliance with laws; performance of obligations; maintenance of properties in good repair; maintenance of appropriate and adequate insurance; inspection of books and properties; payment of taxes and other liabilities; notice of defaults, litigation and other adverse action; delivery of financial statements, financial projections and compliance certificates; and further assurances.

Negative Covenants:           Usual for facilities and transactions of this type
                              and others to be agreed upon, including, but not limited to: limitations on indebtedness;
                              limitations on loans, investments and joint ventures; limitations on dividends on, and redemptions and repurchases of, capital stock;
                              limitations on mergers, requisitions and asset sales; limitations on liens and sale-leaseback transactions; limitations on transactions with affiliates; limitations on capital expenditures;
                              limitations on changes in business conducted;
                              limitations on amendment of indebtedness and other material documents; and limitations on prepayments, redemptions and repurchases of subordinated debt and senior debt.

Selected Financial            Usual for facilities and transactions of this
Covenants:                    type and others to be agreed upon, including
                              but not limited to: (a) maximum ratio of Total
                              Debt to EBITDA, (b) minimum ratio of EBITDA to Interest Expense and (c) minimum fixed charge coverage ratio.

Events of Default:            Usual for facilities and transactions of this type
                              and others to be agreed upon, including but not limited to nonpayment of principal, interest fees or other amounts when due; violation of covenants, cross default and cross acceleration; change of control; bankruptcy events, material judgments;
                              ERISA; and actual or asserted invalidity of the guarantees or security documents.

Cost and Yield                Usual for facilities
Protection:                   and transactions of this type.

Assignments and               The Lenders will be permitted to
Participations:               assign loans and commitments to other Lenders (or
                              their affiliates) without restriction, or to other financial institutions with the consent of the Agent, which is not to be unreasonably withheld.
                              The Agent will receive a customary processing and recordation fee, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation.

                              The Lenders will be permitted to participate loans and commitments to other financial institutions without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees, (b) extensions of maturity and
                              (c) certain releases of Collateral.

Expenses and                  In addition to those out-of-pocket expenses
Indemnification:              reimbursable under the Commitment Letter,
                              all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the Facilities are to be paid by the Borrower.

                               The Borrower will indemnify the Arranger, the Agent, NB, CSFB, the Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons and hold them harmless from and against all reasonable costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto) that relate to the Transactions, the Facilities or any transactions connected therewith; provided, however, that no indemnified person will be indemnified for any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from its gross negligence or willful misconduct.

Governing Law
and Forum:                     New York.

Agents' Counsel:               Cravath, Swaine & Moore

                                                                         Annex I
                                                                    to Exhibit A



Interest Rates:          The interest rates under the Facilities will be, at the
                         Borrower's option, as follows:

                         Revolving Facility and Tranche A Facility

                         Adjusted LIBOR plus 2.25% or Base Rate plus 1.00%, subject to adjustment as set forth below under the caption "Change in Commitment Fees and Interest Rates".

                         Tranche B Facility

                         Adjusted LIBOR plus 2.75% or Base Rate plus 1.50%, subject to adjustment as set forth below under the caption "Change in Commitment Fees and Interest Rates".

                         All Facilities

                         The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

                         Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

                         The Base Rate is the higher of CSFB's Prime Rate the Federal Funds Effective Rate plus 1/2 of 1%.

                         Adjusted LIBOR will at all times include statutory reserves.

Commitment Fees:         0.50% per annum of the undrawn portion of the
                         commitments in respect of the Facilities (subject to adjustment as set forth below under the caption
                         "Change in Commitment Fees and Interest Rates"), commencing to accrue upon the execution and delivery of the Credit Agreement and payable quarterly in arrears and upon the termination of any commitment, in each case for the actual number of days elapsed in a 360-day year.

Change in                The Credit Agreement will contain provisions under
Commitment Fees          which commitment fees and interest rates under the
and Interest             Facilities will be adjusted in increments to be agreed
Rates:                   upon based on performance goals to be agreed upon.

                                                                       Exhibit B
                                      CONDITIONS


The commitments of Credit Suisse First Boston ("CSFB"), NationsBank, N.A. ("NB") and Banque Nationale de Paris ("BNP") pursuant to the Senior Secured Credit Facilities Commitment Letter dated as of February 2, 1998 (the "Letter"), shall be subject to the following conditions (capitalized terms used but not defined herein shall, unless otherwise specified, have the meanings assigned to such terms in the Letter):

          (i) the completion, to the reasonable satisfaction of CSFB, NB and BNP, of CSFB's, NB's and BNP's legal, tax and environmental due diligence investigation of the Acquiror and the Company and their subsidiaries (it being understood that CSFB, NB and BNP will promptly notify the Acquiror upon satisfaction of this condition);

          (ii) after the date of the Letter, no information or other matter becomes known to CSFB, NB or BNP that CSFB, NB or BNP in good faith believes is material and inconsistent in a material and adverse manner with any information or other matter obtained by CSFB, NB or BNP during its due diligence investigation;

          (iii) there shall not have occurred or become known to CSFB, NB or BNP since December 31, 1997, any event or events, adverse condition or change in or affecting the Acquiror or the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (iv) the preparation, execution and delivery of definitive documentation reasonably satisfactory to CSFB, NB and BNP in connection with (a) the Bridge Loans, (b) the Senior Bank Facilities and (c) the purchase of the Discount Debentures;

          (v) the Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the relevant documentation therefor (and without the waiver of any material terms thereof unless CSFB, NB and BNP consent to such waiver);

          (vi) CSFB, NB and BNP and the Lenders shall be reasonably satisfied as of the Closing Date with (a) the material terms and conditions of (1) each agreement entered into in connection with the Transactions and (2) the Preferred Stock (including the amounts of each class thereof), and (b) all tax and accounting matters relating to the Transactions;

          (vii) there shall be no litigation or administrative proceedings, governmental investigations or other legal or regulatory developments, actual or threatened (in writing), that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect or could materially and adversely affect the ability of the Acquiror or the Company to fully and timely perform their respective obligations under the documents executed in connection with the Transactions, or the ability of the parties to consummate the financings or the other Transactions contemplated by the Letter;

          (viii) all requisite governmental authorities (including antitrust or banking authorities in the Applicable Jurisdictions or any other relevant jurisdiction) and third parties shall have approved or consented to the Transactions and the other transactions contemplated by the Letter to the extent required, in each case to the extent failure to obtain such consent or approval could reasonably be expected to have a Material Adverse Effect, and there shall be no governmental or judicial action, actual or threatened (in writing), that has, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on the Transactions or the other transactions contemplated hereby;

          (ix) CSFB, NB and BNP and, if applicable, the Lenders, shall have received an opinion (and related going-concern valuation) reasonably satisfactory in all respects to the Lenders and CSFB, NB and BNP, as applicable, from an independent valuation firm reasonably satisfactory to the Lenders and CSFB, NB and BNP, as applicable, in each case to the effect that, after giving effect to the Transactions, the Company will not (a) be insolvent, (b) be rendered insolvent by the indebtedness incurred in connection therewith, (c) be left with unreasonably small capital with which to engage in its business or (d) have incurred debts beyond its ability to pay such debts as they mature;

          (x) after giving effect to the Transactions and the other transactions contemplated by the Letter, (a) the Acquiror, the Company and their subsidiaries shall have outstanding no indebtedness or preferred stock other than (w) the loans under the Senior Bank Facilities, (x) the Bridge Loan or the Notes, as the case may be, (y) the Discount Debentures and
     (z) the $10.1 million of exchangeable subordinated debentures due 2003 of which $5.9 million is cash collateralized, the Preferred Stock and other indebtedness or preferred stock to be agreed upon and (b) the total net debt (total debt less immediately available cash) of the Acquiror, the Company and their subsidiaries shall not exceed $410 million (net of the Nutramax note receivable of $5.9 million);

          (xi) customary closing conditions for transactions similar to the Bridge Loans, the Senior Bank Facilities and the purchase of the Discount Debentures, as applicable, including without limitation (a) the accuracy of all representations and warranties (including a customary representation and warranty in form satisfactory to CSFB, NB and BNP relating to all Information and Projections provided to CSFB, NB or BNP by the Sponsor, the Company or any of their representatives), (b) the absence of any defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions and the other transactions contemplated by the Letter (other than (i) with respect to the $10.1 million of exchangeable subordinated debentures due 2003, the Repurchase Right (as defined in the indenture with respect thereto) and
     (ii) the Company's existing Credit Facility that will be refinanced in connection with the Transactions), (c) the absence of any material adverse change in the capital, corporate and organizational structure of the Acquiror, the Company and their subsidiaries, (d) first-priority perfected security interests in the Collateral, (e) compliance with applicable laws and regulations (including employee health and safety, margin regulations and environmental laws), (f) obtaining reasonably satisfactory insurance,
     (g) evidence of authority, (h) consents of all relevant persons, and (i) the receipt by CSFB of reasonably satisfactory legal opinions and accountants' comfort letters;

          (xii) there shall not have occurred after the date of the Letter
     (a) any general suspension of trading in, or limitation on prices for, securities on any national

                                                                              4
     securities exchange or in the over-the-counter market in any Applicable Jurisdiction, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in any Applicable Jurisdiction, (c) the commencement of a war, armed hostilities or other international or national calamity or emergency, directly or indirectly involving any Applicable Jurisdiction, (d) any material limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, (e) in the case of the foregoing clauses (c) and (d), a material escalation or worsening thereof, or (f) any other material adverse change in banking or capital market conditions that has had or reasonably could be expected to have a material adverse effect on, or has materially impaired, the syndication of leveraged bank credit facilities or the consummation of high-yield offerings, as the case may be, that CSFB, NB or BNP shall reasonably determine makes it impracticable to consummate (A) the Note Offering or the syndication of the Bridge Loans, as the case may be,
     (B) the Discount Debenture Offering or (C) the syndication of the Senior Bank Facilities, in each case prior to the termination of the marketing period with respect thereto;

          (xiii) CSFB's, NB's and BNP's satisfaction that, immediately prior to and during the marketing period for (a) the Note Offering or the syndication of the Bridge Loans, as the case may be, (b) the Discount Debenture Offering and (c) the Senior Bank Facilities, there shall be no competing issues of debt securities or commercial bank facilities (other than the Senior Bank Facilities, the Discount Debenture Offering, the Note Offering or the Bridge Loans, as applicable) of the Acquiror, the Company or any of their respective affiliates;

          (xiv) the receipt by CSFB, NB and BNP and, if applicable, the Lenders, on or before the closing of the Transactions, of financial statements of the Company (including notes thereto), consisting of (a) audited balance sheets as of the end of each period in the two fiscal-year period ended September 30, 1997, (b) audited statements of operations and cash flows for each period in the three fiscal-year period ended September 30, 1997, and pro forma statements of operations for the fiscal year ended September 30, 1997, (c) consolidated and consolidating financial statements for each period in the three fiscal-year period ending September 30, 1997, and supporting documentation satisfactory to CSFB, NB and BNP, and
     (d) comparable unaudited historical and pro forma interim financial statements covering all quarterly or other appropriate periods subsequent to September 30, 1997, and (e) such other financial statements as may be reasonably requested by CSFB, NB or BNP (including financial statements of the Acquiror), and all such financial statements, historical or pro forma, delivered pursuant to this paragraph (xiv) shall be in compliance with the requirements of Regulation S-X for a public offering registered under the Securities Act of 1933, as amended, and shall not be materially inconsistent with financial statements previously provided to CSFB, NB or BNP or, if applicable, the Lenders;

          (xv) the ratio of the Company's and Sub's pro forma Total Debt (to be defined) to pro forma EBITDA for (a) the 12-month period ended March 31, 1998, if the Company's Quarterly Report on Form 10-Q for the second quarter of fiscal year 1998 ("Form 10-Q") has been or is required to have been filed with the Securities and Exchange Commission, or (b) the 12-month period ended December 31, 1997, if the Form 10-Q has not been so filed and is not required to have been so filed, shall not exceed (a) with respect to the Company, 6.5 to 1.0, and (b) with respect to the Sub, 6.0 to 1.0;

          (xvi) payment of applicable fees and expenses pursuant to the terms of the Senior Secured Credit Facility Fee Letter, the Bridge Fee Letter and the Discount Debenture Fee Letter; and

          (xvii) the Warrants shall have been issued and placed into escrow for the benefit of the Lenders in accordance with the terms of the Bridge Loan Warrant Letter and the Discount Debenture Warrant Letter.

          A "Material Adverse Effect" shall mean the result of one or more events, changes or effects which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the business, results of operations, property, condition (financial or otherwise) or prospects of the Acquiror, the Company and their respective subsidiaries, taken as a whole, or (ii) the validity or enforceability of any of the documents entered into in connection with the Transactions or the other transactions contemplated by the Letter or the rights, remedies and benefits available to the parties thereunder.

          "Applicable Jurisdiction" means the United States and New York State.